     As filed with the Securities and Exchange Commission on March 27, 2001
                                                    Registration No. 333-_______

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                MACROMEDIA, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                   94-3155026
 (State or other jurisdiction of                    (I.R.S. employer
 incorporation or organization)                    identification no.)

                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                    (Address of principal executive offices)
            ALLAIRE CORPORATION 1997 STOCK INCENTIVE PLAN ASSUMED BY
            REGISTRANT ALLAIRE CORPORATION 1998 STOCK INCENTIVE PLAN
              ASSUMED BY REGISTRANT ALLAIRE CORPORATION 2000 STOCK
                      INCENTIVE PLAN ASSUMED BY REGISTRANT
   ALLAIRE CORPORATION 1998 EMPLOYEE STOCK PURCHASE PLAN ASSUMED BY REGISTRANT LIVE SOFTWARE, INC. 1999 STOCK OPTION/STOCK ISSUANCE PLAN ASSUMED BY REGISTRANT
  BRIGHT TIGER TECHNOLOGIES, INC. 1996 STOCK OPTION PLAN ASSUMED BY REGISTRANT
     ALLAIRE CORPORATION NON-PLAN STOCK OPTION GRANTS ASSUMED BY REGISTRANT
                           (Full titles of the plans)
                               ELIZABETH A. NELSON
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                                MACROMEDIA, INC.
                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000
 (Name, address and telephone number, including area code, of agent for service)
                                   COPIES TO:
                            ROBERT A. FREEDMAN, ESQ.
                           ANDREW J. SCHULTHEIS, ESQ.
                              BENJAMIN C. HO, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                                                         PROPOSED
                                                  AMOUNT             PROPOSED             MAXIMUM
                                                  TO BE          MAXIMUM OFFERING    AGGREGATE OFFERING      AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED            REGISTERED       PRICE PER SHARE           PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001                   18,373  (1)        $17.47 (2)          $320,977 (2)             $81.00
Common Stock, par value $0.001                  677,609  (3)        $17.47 (2)       $11,837,830 (2)          $2,960.00
Common Stock, par value $0.001                   21,611  (4)        $17.47 (2)          $377,545 (2)             $95.00
Common Stock, par value $0.001                  177,705  (5)        $17.47 (2)        $3,104,507 (2)            $777.00
Common Stock, par value $0.001                  386,775  (6)         $9.83 (7)        $3,801,999 (7)            $951.00
Common Stock, par value $0.001                2,245,919  (8)        $19.39 (7)       $43,548,370 (7)         $10,888.00
Common Stock, par value $0.001                1,344,671  (9)        $19.68 (7)       $26,463,126 (7)          $6,616.00
Common Stock, par value $0.001                    8,021 (10)         $7.54 (7)           $60,479 (7)             $16.00
Common Stock, par value $0.001                    1,133 (11)        $15.09 (7)           $17,097 (7)              $5.00
Common Stock, par value $0.001                  173,041 (12)         $0.71 (7)          $122,860 (7)             $31.00

--------------------------------------------------------------------------------------------------------------------------
                                                                                                             Total Fee:
                                                                                                             $22,420.00
--------------------------------------------------------------------------------------------------------------------------

(1) Represents shares available for issuance by Allaire Corporation under the Allaire Corporation 1997 Stock Incentive Plan assumed by Registrant.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon an average of the high and low prices reported on the Nasdaq National Market on March 22, 2001.

(3) Represents shares available for issuance by Allaire Corporation under the Allaire Corporation 1998 Stock Incentive Plan assumed by Registrant.

(4) Represents shares available for issuance by Allaire Corporation under the Allaire Corporation 2000 Stock Incentive Plan assumed by Registrant.

(5) Represents shares available for issuance by Allaire Corporation under the Allaire Corporation 1998 Employee Stock Purchase Plan assumed by Registrant.

(6) Represents shares subject to outstanding options of Allaire Corporation under the Allaire Corporation 1997 Stock Incentive Plan assumed by Registrant.

(7)     Estimated weighted average exercise price per share.

(8) Represents shares subject to outstanding options of Allaire Corporation under the Allaire Corporation 1998 Stock Incentive Plan assumed by Registrant.

(9) Represents shares subject to outstanding options of Allaire Corporation under the Allaire Corporation 2000 Stock Incentive Plan assumed by Registrant.

(10) Represents shares subject to outstanding options of Allaire Corporation under the Live Software, Inc. 1999 Stock Option/Stock Issuance Plan assumed by Registrant.

(11) Represents shares subject to outstanding options of Allaire Corporation under the Bright Tiger Technologies, Inc. 1996 Stock Option Plan assumed by Registrant.

(12) Represents shares subject to outstanding options of Allaire Corporation under non-plan stock option grants assumed by Registrant.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION(1)

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION(1)

(1) Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed on June 27, 2000, which Annual Report contains audited consolidated financial statements as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000;

        (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended: June 30, 2000 filed on August 14, 2000; September 30, 2000 filed November 13, 2000; and December 31, 2000 filed on February 2, 2001;

        (c) Registrant's current reports on Form 8-K dated January 24, 2001, January 26, 2001 and March 7, 2001;

        (d) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed on October 22, 1993, as amended on the Registrant's Form 8-A/A filed on October 5, 1995, including any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

               Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.

               As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

               In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances, if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on the record or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

               The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims: (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnification agreement; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;
(iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (iv) on account of conduct by a director that is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

               The indemnification agreements also provide for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. Contribution is not allowed in connection with a Section 16(b) judgment, and adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interest of the Registrant, or a proceeding arising out of conduct a director or executive officer had reasonable cause to believe was unlawful.

               The indemnification agreements require a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, an indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreements provide that they are not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.


               The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act.


               As authorized by the Bylaws, the Registrant, with approval by the Board, has purchased director and officer liability insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED


               Not applicable

ITEM 8.   EXHIBITS

Exhibit No.       Description
-----------       -----------
   4.01           Registrant's Amended and Restated Certificate of Incorporation.(a)

   4.02           Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.(b)

   4.03           Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.(c)

   4.04           Registrant's Bylaws.(d)

   4.05           Amendment to Registrant's Bylaws effective October 15, 1993.(d)

   4.06           Allaire Corporation 1997 Stock Incentive Plan. *

   4.07           Allaire Corporation 1998 Stock Incentive Plan, as amended effective March 13,2000. *

   4.08           Allaire Corporation 2000 Stock Incentive Plan. *

   4.09           Allaire Corporation 1998 Employee Stock Purchase Plan. *

   4.10           Live Software, Inc. 1999 Stock Option/Stock Issuance Plan. *

   4.11           Bright Tiger Technologies, Inc. 1996 Stock Option Plan. *

   4.12           Form of Allaire Corporation non-plan stock option grant. *

   5.01           Opinion of Fenwick & West LLP. *

  23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01). *

  23.02           Consent of KPMG LLP. *

  24.01           Power of Attorney (see page II-5). *

(a) Incorporated by reference to the Registrant's registration statement on Form S-8 (File No. 33-89092) filed with the Commission on February 3, 1995.

(b) Incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form 8-A filed on October 5, 1995.

(c) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

(d) Incorporated by reference to the Registrant's registration statement on Form S-1 (File No. 33-70624) declared effective by the Commission on December 10, 1993.

(*)     Filed herewith.

ITEM 9.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:


        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 26th day of March, 2001.


                                       MACROMEDIA, INC.


                                         By: /s/ Elizabeth A. Nelson
                                            ------------------------------------
                                            Elizabeth A. Nelson
                                            Executive Vice President, Chief
                                            Financial Officer and Secretary

                                POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Loren E. Hillberg and Elizabeth
A. Nelson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                               Title                            Date
        ---------                               -----                            ----
PRINCIPAL EXECUTIVE OFFICER

  /s/ Robert K. Burgess                 Chairman, Chief Executive Officer    March 26, 2001
---------------------------------       and a Director
Robert K. Burgess

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

  /s/ Elizabeth A. Nelson               Executive Vice President, Chief      March 26, 2001
---------------------------------       Financial Officer and
Elizabeth A. Nelson                     Secretary

ADDITIONAL DIRECTORS:

  /s/ John (Ian) Giffen                 Director                             March 26, 2001
---------------------------------
John (Ian) Giffen

  /s/ Mark D. Kvamme                    Director                             March 26, 2001
---------------------------------
Mark D. Kvamme

  /s/ Donald L. Lucas                   Director                             March 26, 2001
---------------------------------
Donald L. Lucas

  /s/ Alan Ramadan                      Director                             March 26, 2001
---------------------------------
Alan Ramadan

  /s/ William B. Welty                  Director                             March 26, 2001
---------------------------------
William B. Welty

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
   4.01           Registrant's Amended and Restated Certificate of Incorporation.(a)

   4.02           Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.(b)

   4.03           Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.(c)

   4.04           Registrant's Bylaws.(d)

   4.05           Amendment to Registrant's Bylaws effective October 15, 1993.(d)

   4.06           Allaire Corporation 1997 Stock Incentive Plan. *

   4.07           Allaire Corporation 1998 Stock Incentive Plan, as amended effective March 13,2000. *

   4.08           Allaire Corporation 2000 Stock Incentive Plan. *

   4.09           Allaire Corporation 1998 Employee Stock Purchase Plan. *

   4.10           Live Software, Inc. 1999 Stock Option/Stock Issuance Plan. *

   4.11           Bright Tiger Technologies, Inc. 1996 Stock Option Plan. *

   4.12           Form of Allaire Corporation non-plan stock option grant. *

   5.01           Opinion of Fenwick & West LLP. *

  23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01). *

  23.02           Consent of KPMG LLP. *

  24.01           Power of Attorney (see page II-5). *

(a) Incorporated by reference to the Registrant's registration statement on Form S-8 (File No. 33-89092) filed with the Commission on February 3, 1995.

(b) Incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form 8-A filed on October 5, 1995.

(c) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

(d) Incorporated by reference to the Registrant's registration statement on Form S-1 (File No. 33-70624) declared effective by the Commission on December 10, 1993.

(*)     Filed herewith.